Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) was made and entered into as of this 3rd day of December 2010, between HEMISPHERX BIOPHARMA, INC., a Delaware corporation (the “Company”), and Charles T. Bernhardt (the “Employee” or “Mr. Bernhardt”).

WHEREAS, the Company desires to continue its employment of Charles T. Bernhardt as its Chief Financial Officer;

WHEREAS, the Employee and the Company wish to state the terms and conditions of the Agreement herein;

NOW, THEREFORE, the Company and the Employee hereby agree as follows:

1.           Duties of Employee. The Employee shall, during the Employment Period (as defined below), be designated as Chief Financial Officer of the Company. In the Employee's capacity as such, he shall perform such duties and functions for the Company as are customarily performed in corporations of a similar size in the medical research field.

2.           Term. This Agreement shall commence on 3rd day of December 2010 and shall terminate on December 31, 2011 (the "Initial Termination Date") unless sooner terminated in accordance with Section 5 hereof or unless renewed as hereinafter provided (such period of employment together with any extension thereto hereinafter being called the "Employment Period”). This Agreement shall be automatically renewed for successive one (1) year periods after the initial Termination Date unless written notice of refusal to renew is given by one party to the other at least 120 days prior to the Initial Termination Date or the expiration date of any renewal period. In the event of a change in control as defined in the Company’s 10-K/A filing of April 30, 2010, the term of this agreement shall automatically be extended for three additional years.

3.           Compensation. (a) As compensation for the services to be performed hereunder, the Company shall pay to the Employee a salary (the "Salary"), as hereinafter provided, payable at such times as salaries of other senior executives of the company are paid but no less frequently than monthly. The Salary shall be at a rate of two hundred Thousand dollars ($200,000) per year (the "Base Salary"), which shall be subject to cost-of-living adjustments, as provided in the succeeding subsection (b).

(b)          The Salary shall consist of the Base Salary, increased as provided in this subsection. On January 1, 2011, and on January 1 of each succeeding calendar year during the Employment Period, the Base Rate shall be increased by a percentage equal to the greater of the percentage average increase in the Bureau of Labor Statistics "Consumer Price Index — U.S. City Average — All Items" from the December 31st of the preceding year to January 1st of the preceding year or a universal, non-discriminatory Cost Of Living salary adjustment as approved by the Compensation Committee.

(c)          For each calendar year (or part thereof) during which the Agreement is in effect, the Employee shall be eligible to be paid the following bonuses:

(i)           a performance bonus in an amount up to twenty-five percent (25%) of his current Base Salary as then in effect, in the sole discretion of the Compensation Committee of the Board of Directors based on the Employee's performance and/or the Company's operating results for such year; and

The performance bonus shall be eligible to be paid in cash within 90 days of the close of the calendar year.

(d)          The Employee is hereby granted non-qualified stock options as additional compensation for the services to be performed hereunder, the Company shall issue to the Employee, non-qualified annual options valid for a ten year period to purchase 100,000 shares of the Company common stock with an exercise price equal to 110% of the closing price of the Company stock on the NYSE/ Amex on the effective trading date immediately preceding the date this agreement was effectively approved by the Board of Directors.

(e)          Notwithstanding any provision of this Agreement to the contrary, if the Employee is considered a “specified employee” as defined in the Internal Revenue Code section 409A regulations upon his “separation from service” (as defined in the section 409A regulations), the provisions of this section shall govern all distributions of deferred compensation hereunder that are subject to Internal Revenue Code section 409A. Benefit distributions that are made due to a “separation from service” occurring while the Employee is a “specified employee” shall not be made during the first six (6) months following “separation from service”. Rather, any distribution which would otherwise be paid to the Employee during such period shall be accumulated and paid to the Employee in a lump sum on the first day of the seventh month following the “separation from service”. All subsequent distributions shall be paid in the manner specified.

4.           Fringe Benefits. During the Employment Period, the Employee shall be entitled to receive such fringe benefits as shall be applicable from time to time to the Company's executives generally, including but not limited to such 401(k), vacation, group life and health insurance, and disability benefit plans as may be maintained by the Company from time to time.

5.           Termination. (a) The Company may discharge the Employee for cause at any time as provided herein, for purposes hereof, “cause” shall mean the willful engaging by Employee in illegal conduct or gross misconduct or gross violation of the Company’s Code of Ethics And Business Conduct for Officers which is demonstrably and materially injurious to the Company. For purposes of this Agreement, no act, or failure to act, on Employee's part shall be deemed "willful" unless done intentionally by Employee and not in good faith and without reasonable belief that Employee's action or omission was in the best interest of the Company. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause unless and until the Company delivers to Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the directors of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Employee and an opportunity for Employee, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Employee was guilty of conduct set forth above and specifying the particulars thereof in detail.

(b)          The employment of the Employee shall terminate upon the death or disability of the Employee. For purposes of this subsection (b), “disability” shall mean the inability of the Employee effectively to carry out substantially all of his duties hereunder by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted for a continuous period of not less than twelve (12) months.

(c)          The Employee shall have the right to terminate this Agreement upon not less than thirty (30) days, prior written notice of termination.

6.           Effect of Termination. (a) In the event that the Employees employment is terminated for "cause" pursuant to subsection 5(a), the Company shall pay to the Employee, at the time of such termination, only the compensation and benefits otherwise due and payable to him under Sections 3 and 4 through the last day of his actual employment by the Company.

(b)          In the event that the Employee is terminated at any time without "cause", as defined in subsection 5(a), the Company shall pay to the Employee, at the time of such termination, the compensation and benefits otherwise due and payable to him under Sections 3 and 4 through the last day of the then current term of this Agreement.

(c)          In the event the Employee's employment is terminated at his election pursuant to subsection 5(c) or due to his death or disability pursuant to 5(b), the Company shall pay to the Employee, at the time of such termination, the Base Salary and applicable benefits otherwise due and payable to him under Sections 3 and 4 through the last day of the month in which such termination occurs and for an additional twelve month period.

7.           Employee's Representations and Warranties. The Employee hereby represents and warrants to the Company that he has the right to enter into this Agreement, and his execution, delivery and performance of this Agreement (a) will not violate any contract to which the Employee is a party or any applicable law or regulation nor give rise to any rights in any other person or entity and (b) are not subject to the consent of any other person or entity.

8.           Confidentiality, Invention and Non-Compete Agreement. The Employee confirms his obligation to be bound by the terms of the Confidentiality, Invention and Non-Compete Agreement attached hereto as Exhibit B, executed as of 3rd day of December 2010.

9.           Offices. Mr. Bernhardt may conduct the business of the Company from a variety of locations, including but not limited to those offices of at the Company Headquarters in Philadelphia or his home office in Malvern, PA. The Company shall supply that equipment necessary for full telephone, telefax and internet access at all these locations and supply a portable computer capable of remote access while employee travels domestically and internationally on Company business.

10.           Expenses. The Company shall be responsible for all travel and business entertainment expenses of Mr. Bernhardt. The expenditures shall be as prescribed or limited by the Company’s Travel & Expense policies and procedures.

11.           Notices. Any notice or other communication pursuant to this Agreement shall be in writing and shall be sent by telecopy or by certified or registered mail addressed to the respective parties as follows:
(i)           If to the Company, to:
HEMISPHERX BIOPHARMA, INC.
One Penn Center
1617 JFK Boulevard, Suite 660
Philadelphia, Pennsylvania 19103
Telecopier No.: (215) 988-1739
Attention: William A. Carter
Chairman and Chief Executive Officer

(ii)           If to the Employee, to:
Charles T. Bernhardt, Chief Financial Officer
HEMISPHERX BIOPHARMA, INC.
One Penn Center
1617 JFK Boulevard, Suite 660
Philadelphia, Pennsylvania 19103
Telecopier No.: (215) 988-1739

or to such other address as the parties shall have designated by notice to the other parties given in accordance with this section. Any notice or other communication shall be deemed to have been duly given if personally delivered or mailed via registered or certified mail, postage prepaid, return receipt requested, or, if sent by telecopy, when confirmed.

12.           Survival. Notwithstanding anything in section 2 hereof to the contrary, the Confidentiality, Invention and Non-Compete Agreement shall survive any termination of this Agreement or any termination of the Employee's services.

13.           Modification. No modification or waiver of this Agreement or any provision hereof shall be binding upon the party against whom enforcement of such modification or waiver is sought unless it is made in writing and signed by or on behalf of both parties hereto.

14.           Miscellaneous. (a) This Agreement shall be subject to and construed in accordance with the laws of the Commonwealth of Pennsylvania.
(b)           The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate and be construed as a waiver or a continuing waiver by that party of the same or any subsequent breach of any provision of this Agreement by the other party.

(c)           If any provisions of this Agreement or the application thereof to any person or circumstance shall be determined by an arbitrator (or panel or arbitrators) or any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder hereof, or the application of such provision to persons or circumstances other than those as to which it is so determined to be invalid or unenforceable, shall not - be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.
(d)           This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, executors and administrators, successors and assigns.
(e)           This Agreement shall not be assignable in whole or in part by either party, except that the Company may assign this Agreement to and it shall be binding upon any subsidiary or affiliate of the Company or any person, firm or corporation with which the Company may be merged or consolidated or which may acquire all or substantially all of the assets of the Company.
(f)            This Agreement is intended to comply with Section 409A of the Internal Revenue Code and accompanying Treasury Regulations and guidance and any ambiguous provision shall be construed and administered in a manner that is compliant with or exempt from the application of Code section 409A. If any provision of this Agreement would cause the Employee to incur any additional tax or interest under Code section 409A, the Company shall, to the extent permitted under 409A and after consulting with the Employee, reform such provision to comply with 409A. The Agreement shall be administered in compliance with Section 409A of the Internal Revenue Code and regulations issued there under to the extent they are applicable.

IN WITNESS WHEREOF, this Agreement has been signed by the parties hereto as of the date of the 3rd day of December 2010.

HEMISPHERX BIOPHARMA, INC.

By:	/s/ Charles T. Bernhardt
Charles T. Bernhardt, Chief Financial Officer

By:	/s/ William A. Carter
Dr. William A. Carter, M.D.
Chairman and Chief Executive Officer